Exhibit 99.1

CONTACT:	Scott Carlock Chief Financial Officer (857) 415-5020

Cosi, Inc. Reports Comparable Sales for the Third Quarter 2014

BOSTON, MA, October 16, 2014 -- Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported estimated system-wide comparable restaurant sales for the third quarter decreased 1.5% as compared to the third quarter of 2013.  The breakdown in estimated comparable sales between Company-owned and franchise restaurants, on both a quarterly and periodic basis, are as follows:

“Management is intensely focused on delivering our strategic plan.  The good news is we are seeing traction.  We are encouraged by the increase in comparative sales we are seeing in the fourth quarter.  We are seeing positive comparatives driven by positive traffic while at the same time we recognize we have much to accomplish” said RJ Dourney Cosi’s CEO and President.

Definitions
•	Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation for more than 15 months
•	System-wide sales includes sales at all restaurants, whether operated by the Company or by franchisees

Franchise-operated and system-wide comparable restaurant sales percentages are non-GAAP measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP and may not be comparable to system-wide sales as defined or used by other companies.  Così does not record franchise-operated sales as revenues.  However, Così’s royalty revenues are calculated based on a percentage of franchise-operated restaurant sales.  Management believes franchise-operated and system-wide comparable restaurant sales information is useful in assessing consumer acceptance of the Company’s brand, facilitates an understanding of financial performance and overall sales trends, helps the Company understand the effectiveness of marketing initiatives, the cost of which our franchisees contribute to based on a percentage of their sales, and provides information that is relevant for comparison within the industry.

Upcoming Communications
Cosi, Inc. expects to release third quarter 2014 results after the market close on November 13, 2014 and will host an investor teleconference and webcast at 5:00 p.m. Eastern Time on that day to discuss the Company’s results for the third quarter of 2014.  The webcast will be broadcast live and available for replay for a limited time thereafter at:

Audio
Dial-In Number:  866-515-2912
Secondary Dial-In Number:  617-399-5126
Code:  72955068
Note:  Participants should dial in a few minutes prior to the start time

Webcast
Website link:  http://investors.getcosi.com
Note:  Live, then archived for one year

Replay
Dial-In Number:  888-286-8010
Secondary Dial-In Number:  617-801-6888
Code:  96392558
Note:  Available until November 20, 2014

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così's warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 63 Company-owned and 47 franchise restaurants operating in sixteen states, the District of Columbia, Costa Rica and the United Arab Emirates. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, bowls, breakfast wraps, melts, soups, Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be a welcoming and comfortable environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

"Così," and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2014 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws.  Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, "mad cow disease" and avian influenza or "bird flu"; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees' ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.